Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000	News

For Immediate Release

Media Inquiries:	Investor Inquiries:
Chuck Hartlage	Thierry Denis
419.248.5395	419.248.5748

Owens Corning Declares Fourth-Quarter 2016 Dividend

Board of Directors Approves Increase in Quarterly Cash Dividend to $0.20 per Share

TOLEDO, Ohio – December 2, 2016 – Owens Corning (NYSE: OC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per common share, an 11% increase compared with the prior quarterly dividend. The dividend will be payable on January 18, 2017, to shareholders of record as of January 3, 2017.

“The dividend increase demonstrates our confidence in the company’s financial outlook and cash generation capability, as well as our commitment to enhancing shareholder value,” said Chairman and Chief Executive Officer Mike Thaman.

Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as the company’s earnings, financial condition, cash requirements, future prospects and other factors.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2015 sales of $5.4 billion and employs about 16,000 people in 25 countries. It has been a Fortune 500® company for 62 consecutive years. For more information, please visit www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: relationships with key customers; levels of residential and commercial construction activity; competitive and pricing factors; levels of global industrial production; demand for our products; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; domestic and international economic and political conditions, including new legislation or other governmental actions; foreign exchange and commodity price fluctuations; our level of indebtedness; weather conditions; availability and cost of credit; availability and cost of energy and raw materials; issues involving implementation and protection of information technology systems; labor disputes; legal and regulatory proceedings, including litigation and environmental actions; our ability to utilize our net operating loss carry forwards; research and development activities and intellectual property protection; interest rate movements; uninsured losses; issues related to acquisitions, divestitures and joint ventures; achievement of expected synergies, cost reductions and/or productivity improvements; defined benefit plan funding obligations; and, factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of December 2, 2016, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

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